Exhibit 4.58

NOTE CONVERSION AGREEMENT

This LETTER AGREEMENT (this “Agreement”), dated as of March 7, 2019, is entered into by and among EHAVE, INC., an Ontario corporation (the “Company”), and __________. (the “Holder”).

WHEREAS, the Company has previously issued and sold to the Holder a certain note in the original principal amount of $61,111.00 and numbered BLA-1 (the “Note”);

WHEREAS, the Company has informed the Holder that the Company intends to enter into agreements with holders of the Company’s notes and warrants, pursuant to which certain outstanding notes and warrants shall be converted into common shares of the Company (the “Recapitalization”);

WHEREAS, in connection with the Recapitalization, the Company and the Holder agreed to convert the Note into __________ common shares (the “Shares”);

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Cancellation of the Warrants. The Note is hereby converted into the Shares. The Holder shall surrender the Note to the Company. The Note is and shall be deemed to have been indefeasibly satisfied in full.

2. Post-Recapitalization Percentage Ownership. Immediately after the issuance of the Shares, the Shares shall consist of ___% of the Company’s capital stock on a fully diluted basis. At the time of the issuance of the Shares to the Holder, the Company will not have outstanding any debt or securities that give any rights of anti-dilution or similar adjustments.

3. Representations and Warranties. The Holder represents, warrants and acknowledges to the Company, that it has properly completed, and executed the Appendices attached hereto, and that the information therein (which includes the representations and warranties contained in Appendix A hereto) is true and correct, and further, agrees and acknowledges that the Appendices (including the representations and warranties contained in Appendix A) form an integral part of this Agreement.

4. Release. By execution of this Agreement, upon issuance of the Shares, Holder hereby acknowledges and agrees that Holder forever releases and discharges the Company from any and all liability arising under the Note.

5. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written above.

THE COMPANY:	HOLDER:

EHAVE, INC.	___________________

By:	By:
Name: Prateek Dwivedi	Name:
Title: Chief Executive Officer	Title:

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